Exhibit 99.25

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Sangui reports encouraging product sales in Q2 and Q3

Witten, Germany, April 11, 2006 - SanguiBioTech GmbH recorded sales of approximately 54,000 USD and 44,000 USD in the second and third quarters of its fiscal year 2006 (ending June 30, 2006), respectively. Based on the current order book and talks with customers and distribution partners, sales for the fourth quarter are expected to be in the same magnitude. TV sales on channel HSE 24, in particular, now prove to be stable. Sangui's promotion partner has placed an additional order for Nano Body Care and initiated promising talks targeting the distribution of additional Sangui products on this channel, mainly the anti-aging face care.

Sales revenues at present cover about one third of ongoing costs. The company, therefore, is still dependent on bridge financing through issuance of shares and it maintains its strict cost management. Annual and quarterly reports will be released as soon as additional financing will be available.

Management looks at new sales potential resulting from the market launch of a proprietary cosmetics series under Sangui's PURE MO2ISTURE brand. In the field of wound management, the contacts with Hemcon Corp., Portland, Oregon, which had been reported in November, 2005, have reached a new stage. Technical data were exchanged in view of joint marketing and distribution activities outside the EU. Next steps will be considered in the course of the current quarter.

Negotiations with a leading German brand manufacturer aiming at new applications of Sangui's Chitosan technology in the consumer markets have entered a promising stadium. Subsequent to successful in vitro tests, additional in vivo tests are now underway; results are scheduled to come in during this quarter. Their particular target is the specific hemostyptic effect of Sangui's CHITOSKIN wound pad technology.

Also, subsequent to last year's presentation to German Air Force officials, Sangui has been invited to address the 1st Miltranet symposium hosted by Bundeswehr Central Hospital in Koblenz May 11-13. This international Congress focusses on the key issue “Stop the Bleeding! Bleeding Management in Military Trauma Care” (www.miltranet.org).

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.